Andrea Prochniak, Investors 212.756.4542 andrea.prochniak@abglobal.com Jonathan Freedman, Media 212.823.2687 jonathan.freedman@abglobal.com

AB ANNOUNCES AGREEMENT IN PRINCIPLE TO ASSUME
MANAGEMENT OF VISIUM GLOBAL FUND

New York, NY, June 17, 2016 - AllianceBernstein L.P. ("AB"), a leading global investment firm with $487 billion in assets under management, announced today that it has signed a letter of intent under which AB would assume management of Visium Asset Management’s Global Fund, a multisector long/short equity hedge fund. As part of the transaction, the Visium Global Fund’s investment team and certain support staff would join AB.
“The Visium Global Fund is a unique opportunity to further strengthen AB's alternatives platform,” said Peter S. Kraus, Chairman and Chief Executive Officer of AB. “The Fund has produced strong risk-adjusted performance since its inception in 2007, and enhances our ability to meet our clients’ need for idiosyncratic alpha across market cycles.”
This transaction is subject to completing due diligence, agreement on transaction documentation and customary closing conditions, including any required investor approvals.
About AB
AB is a leading global investment management firm that offers high-quality research and diversified investment services to institutional investors, individuals and private wealth clients in major world markets.
At March 31, 2016, AB Holding owned approximately 36.4% of the issued and outstanding AB Units and AXA, one of the largest global financial services organizations, owned an approximate 63.2% economic interest in AB.
Additional information about AB may be found on our website, www.abglobal.com.

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